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                          SCHEDULE 14A INFORMATION
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          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                               JUNE 13, 2000






                   WRITTEN TESTIMONY BY STEPHEN M. WOLF,
                      CHAIRMAN, US AIRWAYS GROUP, INC.

     PRESENTED TO HOUSE COMMITTEE ON TRANSPORTATION AND INFRASTRUCTURE

                               JUNE 13, 2000


      Chairman Shuster, Mr. Oberstar, and Members of the Committee, on behalf of the entire US Airways family, I appreciate the opportunity to be here this afternoon.

      The merger of United and US Airways creates, in the words of one major financial analyst, the first airline of the 21st Century. Indeed, this event will be a milestone in commercial aviation, joining the complementary systems and assets of two veteran and successful carriers to create the nation's and world's most efficient and comprehensive route network, much to the benefit of the customers and communities we serve.

      I am fortunate to have been involved with this industry for over 30 years and associated with the development of both US Airways and United Airlines. From this perhaps unique perspective, I would like to offer a few comments on the proposed merger.

      Put simply, both organizations can take great pride in this remarkable step - and both can be excited by what it means to the traveling public and the communities we serve. The analyst is correct: this IS the first airline of the 21st Century.

      Just as the great airlines that emerged from the onset of deregulation - the Uniteds and Americans and Deltas and Northwests, indeed, the US Airways - have brought the benefits of affordable air travel to millions and millions of Americans, so will those benefits be expanded even further in the 21st Century evolution of this system. And just as the first era of deregulation spawned new and powerful forces such as Southwest Airlines, so too can we expect to see a new competitive spirit emerge in the coming decades as new opportunities arise.

      For US Airways, this merger promises to help us provide the efficient, global service that our valued customers demand and deserve. I joined what was then US Air a little over four years ago. At that time, I pondered whether or not there was a place in U.S. commercial aviation for a mid-sized, mature-cost carrier, recognizing that we were unique in our position. The industry was made up of many successful, incumbent carriers - American, Delta, Northwest and United. The balance of the mid-sized, mature-cost carriers had disappeared, those being Braniff, Eastern, and Pan American. Then, there were an array of low-cost carriers, such as Southwest, which operated with a significantly lower cost structure and a product that focused on point-to-point service. Finally, there were the in-between carriers that were generally size-peers of ours, including TWA and Continental. But these carriers had substantially reduced their cost structure as a result of a series of bankruptcy filings. US Air was none of the above.

      In this difficult business environment, we committed to a five-point strategic plan to restore financial stability to our company that would ultimately lead to our becoming the "Carrier of Choice." Together, with the dedicated and hard-working employees of US Airways, we have made enormous strides in transforming the airline and have been successful in attaining our goals. We have made spectacular improvements in our operational performance, established harmonious labor agreements, begun fleet modernization and expanded our international service. What goal remains? We are determined to become a world-class, global carrier, that provides our customers with efficient, worldwide service.

      To take the next critical step in this five-point strategy requires access to transcontinental and international markets. But we are a mid-sized, high-cost player in an industry characterized by extremely vigorous competition. With deregulation and the subsequent emergence of small, low-cost regional airlines as well as the growth of global alliances, it has become increasingly challenging for us to maintain our competitive edge and remain profitable. In this environment, we can only go so far if we go it alone. To expand into the global market and to realize our full potential, we have to join with a partner that has a more extensive scope, breadth and reach. With a route network that primarily complements ours, United Airlines is that ideal partner.

      With this union, US Airways has the opportunity to achieve our goal of building a truly global carrier - not over many years, but in a single stroke. Without it, we would face tremendous hurdles in striving to offer the kind of convenience and worldwide service that our customers both deserve and expect in this competitive era. For the US Airways family - our employees, our customers and the communities we serve - we are obligated to do the right thing. And this is it: the right step, with the right partner at the right time.

      What makes this so right? First, the combination is a superb fit that enhances competition and benefits customers. This is an agreement that works on many levels and is one in which the consumer benefits of the combined carriers will be substantially greater than their individual parts. Where there was the potential for overlap between the two carriers - primarily in the Washington area - we have eliminated that potential conflict by divestiture. In contrast to many mergers whose benefits are often measured in the "synergies" of eliminating duplicative jobs and functions, this is a merger whose benefits truly flow from the growth that will occur.

      United's extensive east-west system and western presence nicely complement US Airways' comprehensive north-south routes and eastern presence. Historically, both US Airways and United are known for their high level of service and for the professionalism of their employees. Our employee unions are similar. And we each have, in large part, the same type of aircraft - all major considerations.

      For the thousands of dedicated and loyal men and women in our workforce, this agreement promises a bright future. For nearly a decade, the employees of US Airways have faced periods of uncertainty about the future of the company. Now they will be part of the most exciting development in commercial aviation history, and they will see their career opportunities, and their security, increase. United Airlines agreed that, given the complementary networks and benefits of the combined carrier, they could absorb these employees without the need for layoffs and furloughs. Indeed, given the strong projections in leisure and business travel, the new partnership actually expects to employ more people rather than fewer in the foreseeable future.

      For millions of our customers, this merger will deliver immediate benefits, while simultaneously building a foundation for future opportunities. This step is both pro-consumer and pro-competitive.

      In today's global economy, more people are flying to more places than ever before; and this merger is a natural step to meet that demand. Partnered with United, we will be able to provide our customers with an unparalleled array of on-line destinations. Our passengers will gain new non-stop, same-carrier service to 117 U.S. cities and 28 international destinations. Our loyal and frequent customers, many of whom live in small and medium-size cities throughout the eastern United States, will gain instant access to over 500 additional destinations in every corner of the globe through the Star Alliance.

      This means that millions of our customers will be linked to a system that will directly carry them to commercial centers around the globe. On the combined US Airways and United system, for instance, travelers will be able to fly from such places as Frankfort, Kentucky to Frankfurt, Germany, and from Pittsburgh, Pennsylvania to Silicon Valley with never-before-available ease and convenience. After the merger, more passengers will enjoy the convenience of one airline, one baggage check-in and one frequent flyer program.

      For the US Airways family of communities, this agreement will bring home significant benefits. We will bring the world to the doorsteps of hundreds of communities by providing easier access to international destinations. Many of the mid-size cities we serve - such as Charleston, Rochester, and Tampa - will gain seamless access to international destinations. Our hub in Charlotte, for example, will gain new non-stop service to several West Coast destinations, and one-stop service to new destinations such as Hawaii, Australia, New Zealand, Korea and Taiwan, as well as to Caracas, Rio de Janeiro, Sao Paulo, Buenos Aires and Santiago. In addition, dozens of communities in the eastern United States will have enhanced commercial and tourism opportunities with new, convenient access to numerous Asian destinations.

      By gaining convenient access to international destinations, these communities will see traffic multiply and business opportunities flourish. They will strengthen their ability to attract international investments, as well as domestic business and tourism. And US Airways' hub cities in Pittsburgh, Philadelphia and Charlotte will be better able to compete with other carriers' East Coast hubs and international gateways.

      This combination will also give rise to a new level of competitiveness - in an industry where competition is already thriving. The number of airlines in this country is on the increase, not the decrease. This is true both in domestic and international markets. In the Eastern United States alone, regional and low-cost carriers like Southwest, Delta Express, AirTran and JetBlue have transformed the landscape and significantly expanded consumer choice. All signs indicate that this trend is likely to continue; the merger of US Airways and United will not interrupt it, but will augment it. We will spark growth industry-wide, starting with the creation of new competitive avenues and service options.

      And as an important part of this transaction, certain current US Airways assets will be transferred to a new airline - DC Air - that will inject fresh competition into the Washington, DC marketplace. DC Air will be a Washington-based airline committed to offering high-quality, cost-competitive service to consumers and businesses in this region. It will be a major competitive force at Washington's Reagan National Airport, with more than 100 flights daily to 43 destinations. It also will be the nation's largest minority-owned airline and will bring about the most significant pro-competitive change since slot controls were initiated at Washington National in 1968.

      I have spoken today primarily in my capacity as Chairman of US Airways, and it is natural that my testimony be viewed as representative of the interests of my company. And indeed, I speak first and foremost for the airline that I have helped to lead for the past four years. But I am also here today to address the future of an even larger community - the commercial aviation industry.

      I have spent a professional lifetime in this industry. Over the past three decades, my career has taken me from American Airlines to Pan American World Airways to Continental, Republic, Flying Tigers, United and finally US Airways and I bring all of my aviation experience to bear on my testimony here today.

      For these thirty years, I have watched the era of deregulation, the expansion of regional service and the impact of globalization create a revolution in the airline industry. The combination of these two carriers is both the most positive response to these new market forces and a proactive step into the next generation of flight.

      But the impact of this merger transcends the immediate; it is a major milestone in aviation history. By helping to generate new competition, it will establish a new era in the industry. It will further and enhance America's leadership in the global aviation market.

      As we move into the second century of flight, the international marketplace is undergoing a radical transformation. The world has never been more interconnected than it is today. The combination of technology and free-market principles has led to the free-flow of goods, services and information across national borders. Travelers from all four corners of the country need to be able to travel throughout the country and throughout the world quickly and efficiently. By combining the strengths of these two companies, we will have our first truly nationwide network that is linked to the world. With this partnership, we can further facilitate the flow of international commerce. This is especially exciting for many of the eastern communities that have been served by US Airways for as many as 50 years or more. These communities will not be left behind; they will become full-scale participants in the new global economy.

      The legal framework is also evolving to adapt to the changing marketplace. Fragmented protectionist bilateral agreements are rapidly being replaced by "open skies" and liberalized regimes on a bilateral and even multilateral basis. Eventually, multilateral regimes will emerge. The United States now has taken the lead in opening the international skies. Now the market place is responding to the opportunity created through U. S. government bipartisan leadership.

      When the U.S. deregulated the domestic airline industry more than 20 years ago, we freed the industry to respond more efficiently to the ever-evolving needs of customers. At the same time, we enabled U.S. airlines to demonstrate to the world the benefits that come from a deregulated marketplace. During the past two decades, consumers have enjoyed improved efficiencies, services and price options. Through this merger, U.S. airlines once again can demonstrate the consumer benefits of a more open marketplace - this time on a global scale. At the same time, this agreement will completely fulfill the promise of domestic deregulation by enabling more American air travelers to more fully enjoy a global network of seamless service and the benefits of open competition.

      But it is not just domestic consumer demand to which we must respond in order to thrive. We must remain competitive, in a rapidly changing international environment. Multi-national carriers in Europe and Asia are responding to the new marketplace opportunities. The greater efficiencies resulting from this merger will improve services and bring down prices, thus enhancing global competitiveness. The new merged airline is positioned to compete head to head with the leading carriers of Europe and Asia, as these airlines are undergoing a similar transformation - although at a slower pace. Allowing U. S. customers to respond to the new global market, we can bolster the world leadership of our industry. This merger is an important step in doing so.

      For our nation to continue to lead this industry on an international scale, we must also have the vision to see beyond the historical constraints of a fragmented aviation system. We must recognize that an open, global marketplace is inevitable and the aviation industry will be no exception.

      Now in the rapidly changing legal and economic environment of the world, our industry must continually evolve to meet consumer demand. This union provides the ideal free-market response to this rising consumer demand for international air travel. It reflects the needs of an increasingly interconnected global marketplace. Such an airline is well-positioned to extend the benefits of deregulation to the emerging global marketplace.

      The benefits of the union will be substantial domestically as well as internationally. A merger of US Airways and United will have clear and dramatic positive effects on competition in domestic markets. Both the economy and consumers will reap the benefits of this enhanced competition and improved service. For the US Airways family - from our employees to the communities we serve - this partnership will create a host of new opportunities. Our customers, too, will enjoy substantial benefits, including easier-than-ever access to the world. For all involved, the benefits that will arise with this new airline are significant.

      Thank you for the opportunity to share my perspective with you.


                          Participant Information

      In connection with the merger of US Airways with a wholly-owned subsidiary of UAL Corporation, US Airways will be filing a proxy statement with the United States Securities and Exchange Commission (the "SEC"). STOCKHOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Information concerning participants in the solicitation of proxies by US Airways from stockholders to approve the merger is contained in the
Schedule 14A filed by US Airways with the SEC on May 25, 2000.







                       TESTIMONY BY ROBERT L. JOHNSON

                    PRESENTED TO THE HOUSE COMMITTEE ON
                     TRANSPORTATION AND INFRASTRUCTURE

                               JUNE 13, 2000


      Mr. Chairman, Mr. Oberstar, and Members of the Transportation & Infrastructure Committee, my name is Robert Johnson. I am founder and Chief Executive Officer of BET Holdings, Inc., a multi-media company whose principal business is the operations of the BET Cable Network, a 24-hour basic cable programming service that reaches 60 million cable households.

      From an initial investment of $500,000 by Tele-Communications, Inc. in 1980, BET Holdings celebrates its 20th Anniversary with a market capitalization of approximately $2.5 billion dollars and is the preeminent business serving the entertainment and information needs of African Americans.

      The recently announced acquisition of US Airways by United Airlines has created for me another historic and exciting opportunity. I have agreed to purchase certain assets currently operated by US Airways out of Reagan National Airport and will be launching DC Air. I do so not to create an African American owned airline, though it will be that. I do so not just to make sure that air transportation remains competitive, though I will do that. Rather, I do so to build a great and successful company that I believe with all my heart will benefit the Washington area, offer high quality service and value to passengers traveling to and from DC, and make us all proud that "our airline" is the best to fly.

      My vision for DC Air is straightforward:

      o to build on the well-established East Coast service from Washington's National Airport that Washington-area passengers have come to rely on;

      o to provide safe, reliable, high-quality service, at competitive prices to customers and communities in this area;

      o to compete vigorously on price and service in the markets we serve;

      o to facilitate the growth and economic development that accompanies air service; and

      o to develop and maintain an airline that the Washington community will be proud to call its hometown carrier.

      In terms of its development and its creation, DC Air is a product of the United/US Airways merger, and that is great news for consumers. Why?

      The creation of a new airline is no small task in this intensely competitive industry. New entrant carriers face numerous obstacles such as high, fixed start-up costs, the lack of a strong identity, and an unproven route structure and business plan. DC Air, however, is not a typical airline startup company. Benefiting from the experience and expertise of United and US Airways personnel, we intend to build upon a proven network anchored at Washington's National Airport. DC Air will be a viable and totally independent competitor from Day One. At the same time, it will avoid the mistakes and pitfalls that often confront and, in many cases, overwhelm new entrant carriers in this industry. DC Air will be the largest carrier (measured by number of departures) at Washington's premier, close-in airport, offering 111 daily departures, flown by 37 aircraft, serving 43 airports, extending as far as Maine, Florida, and Kansas City. And as DC Air develops, we will assess opportunities to expand service to additional communities.

      For over several decades in some cases, great American cities like Albany, Allentown, Birmingham, Buffalo, Burlington, Charleston, Columbia, Greensboro, Greenville, Huntsville, Knoxville, Lewisburg, Manchester, Morgantown, Norfolk, Roanoke, Rochester and Syracuse, among others, have enjoyed nonstop air service to the heart of the nation's capital. These communities have relied upon this extensive service network, which has provided significant commercial, trade, economic development, and governmental relations benefits for these important cities.

      The network has been maintained during periods of economic growth and recession, during harsh winters and humid Washington summers. Sustained service to many of these cities is made possible by the efficiency of a network that is centered at the beautifully renovated, convenient Ronald Reagan Washington National Airport.

      DC Air is fully committed to sustaining and enhancing this network of service that links these critical American cities to our nation's capital. As a new entrant, DC Air will provide frequent, competitively priced air service, ultimately with an all-jet fleet. Retaining the synergies of the current route system is absolutely vital to ensure the important access for these communities to Washington, D.C.

      History clearly shows that as air carriers acquire the coveted, valued slots at Washington National, they use those slots in the most profitable way - in service to their hometown hub cities. In fact, excluding US Airways, the principal U.S. carriers serving National Airport only do so from their hubs or focus cities: America West from its hub in Columbus, Ohio; American from its hubs and international gateways in Chicago-O'Hare, Dallas, New York-JFK, and Miami; Continental from its hubs in Cleveland, Newark, and Houston; Delta from its hubs in Atlanta, Cincinnati, and Dallas, its New York-JFK international gateway, and its Delta Shuttle cities, New York-LaGuardia and Boston; Northwest from its hubs in Detroit, Memphis and Minneapolis; TWA from its hub in St. Louis and its New York-JFK international gateway; and United from its hub in Chicago O'Hare and its Miami international gateway.

      Only US Airways, the current hometown, Washington-based carrier, offers breadth of service to the Washington passenger, serving not just its hubs in Charlotte, Philadelphia and Pittsburgh, but also 46 additional communities each day. That is why the creation of the hometown D.C. carrier is so critical to the preservation of a route system that has served medium and small cities throughout the eastern United States for so many decades. That is why the merger proposal reflects the strong conviction of each of the three principal players that not only must competition be preserved in the D.C. metropolitan area, but that new competition must come in the form of a carrier able, willing, and completely dedicated to preserving and enhancing the existing network of service upon which the citizens of so many of these cities have come to rely.

      The prospects for vigorous new competition and improved quality of service to these communities are boundless. DC Air is up to the challenge and is eager to assume the historic commitment to these great American communities by providing safe, reliable, high-quality service with outstanding employees.

      I appreciate that the airline industry is unique in many ways, and I further appreciate that the industry is highly unionized. I welcome ALL employees - whether union or non-union - to the DC Air family. My plan is to provide fully competitive compensation and benefits packages, while fostering an environment of participation and common goals for all our employees. This plan, I believe, will result in high job satisfaction among DC Air employees, which, in turn, will translate into the top-quality service our passengers should expect and demand.

STARTUP OF OPERATIONS

      To assist in shaping and realizing the vision of DC Air, Bruce Ashby has been named acting President of DC Air. Bruce has 14 years of airline experience, most recently with US Airways, where he held the position of senior vice president - corporate development. Prior to that, he held the positions of senior vice president - planning and vice president - financial planning and analysis. Before joining US Airways in April 1996, he held corporate officer positions at Delta Air Lines, where he was vice president of marketing development, and at United Airlines, where he was vice president of financial planning and analysis and vice president & treasurer. Bruce played a key role in the formation of three "airline-within-an-airline" units: MetroJet by US Airways, Delta Express, and Shuttle by United, all of which were successfully launched and grown by these respective carriers, and continue to operate today. Bruce's broad background at a senior management level in the areas of airline finance, planning, marketing, operations, and labor negotiations will prove invaluable to DC Air.

      As I mentioned earlier, unlike a typical airline startup, which might begin with one or two airplanes flying one or two routes, DC Air will be a fully operational airline serving 43 communities from National Airport with 111 daily departures. This plan brings important consumer benefits, by providing nonstop service and a new, competitive force to the 43 communities that we plan to serve, 36 of which are served from Washington's Dulles airport as well.

      To enable this level of startup, DC Air has entered into a memorandum of understanding with United Airlines, as part of the proposed United-US Airways merger, that will provide DC Air, from Day One, with the hard assets it requires to mount its operations. These include 222 departure and arrival slots at Washington National Airport; necessary gates and related airport facilities, for which DC Air will assume the leases; and the operations of one of its commuter airline subsidiaries, including the management staff, turboprop aircraft, and related assets. In addition, during a brief transition period in which DC Air will build its own fleet, United will ensure near-term aircraft availability through customary contractual "wet-lease" relationships for up to ten B-737-200 aircraft and up to 19 regional jet aircraft. In short, DC Air will have the necessary people, aircraft, and airport rights and facilities from Day One.

      In addition to the Day One hard assets, United has agreed in the memorandum of understanding to provide DC Air, if DC Air so requests, with certain supporting services at market rates. These services are typically purchased by airlines, and include items such as fuel, occasional use gate agreements, station-handling contracts, and standard industry interline ticketing and baggage agreements. DC Air is free to purchase any and all of these services on the open market from the numerous other providers of such services.

It is critical to appreciate that none of these understandings compromises DC Air's independence.

      We are rapidly moving through the process of turning the vision of DC Air into an operating reality. We have begun discussions with aircraft manufacturers in order to build our long-term all-jet fleet of aircraft. We are drafting the definitive documentation with United Airlines to implement our memorandum of understanding. We will soon be entering into detailed discussions with the DOT and FAA to obtain the required permits and certificates. And, we are engaged in working with the federal, state and local governments and community leaders to ensure that their needs are met.

      In addition, we are ready to begin discussions with other major airlines, such as American, Delta, Continental and Northwest, to seek out partnering opportunities such as code-sharing and frequent flyer arrangements. We see these as beneficial to our passengers, who would thus be able to earn frequent flyer miles in these other major airline programs while flying DC Air. We believe our service at National Airport will be perceived by these carriers as a desirable feature of their extended networks.

SERVICE

      DC Air's initial aircraft fleet will be composed of turboprop aircraft operated by DC Air employees, plus 19 regional jets obtained through an industry contractual relationship with current US Airways affiliates and 10 Boeing 737-200s obtained through a wet-lease arrangement with United Airlines.

      Currently, the markets that DC Air will serve are flown by US Airways with 34% turboprop departures and 66% jet departures. Of the 111 daily departures to be flown by DC Air, 25% will be turboprops and 75% jet departures. We will move to an all-jet fleet of aircraft over the first few years of operation; ultimately 100% of DC Air's service will be flown by jets.

      DC Air intends to retain service to the communities it serves. One of the key benefits that comes to the communities we serve is that we are purchasing from United all of the slots required to serve these communities. Were the slots to be divided up among several larger carriers, none of these carriers would have sufficient slots to serve all the communities and each would naturally tend to add service to high-volume markets, such as hubs and focus cities where they already have a significant presence. Conversely, DC Air is committed to continuing service to all of our mid-size and smaller communities, and its sole focus is on serving these communities with the highest quality operation. Access by these 43 cities to the heart of the nation's capital will be assured.

COMPETITION

      DC Air will provide Day One competition to the Washington, DC area, with competitive pricing and high-quality service.

      DC Air will offer nonstop competition to larger incumbent carriers from National Airport in eight of its 43 markets: Atlanta, Georgia; Charlotte and Raleigh-Durham, North Carolina; Columbus, Ohio; Detroit, Michigan; Ft. Lauderdale, Florida; and Philadelphia and Pittsburgh, Pennsylvania. These constitute 22 of its 111 daily departures, or 19%. All eight of these markets are also served from Washington's Dulles airport.

      In addition, DC Air will compete in 28 markets with service currently offered from Dulles Airport: Albany, Buffalo, Rochester, Syracuse and White Plains, New York; Allentown, Pennsylvania; Hartford, Connecticut; Burlington, Vermont; Charleston, Columbia and Greenville, South Carolina; Greensboro, North Carolina; Charleston, West Virginia; Dayton, Ohio; Indianapolis, Indiana; Kansas City, Missouri; Nashville and Knoxville, Tennessee; Louisville, Kentucky; New Orleans, Louisiana; Norfolk, Richmond and Roanoke, Virginia; Portland, Maine; Providence, Rhode Island; and Jacksonville, Orlando, and Tampa, Florida. These constitute 70 of its 111 daily departures, or 63%.

      In seven of its markets, DC Air will face no direct competition at National or Dulles airports. These include two designated Essential Air Service markets (Lewisburg and Morgantown, West Virginia), as well as Birmingham and Huntsville, Alabama; Little Rock, Arkansas; Manchester, New Hampshire; and West Palm Beach, Florida. Washington's National Airport represents the only nonstop link for these communities to the nation's capital.

SUMMARY

      DC Air is an airline that works. It works for our customers, who will receive top-quality service at competitive prices between Washington's premier airport and the forty-three other cities we plan to serve. It works for our many mid-size and small communities, because it will retain nonstop service to National from those communities that otherwise would likely be converted to connecting service over another carrier's hub. It works for our employees, who will enjoy the benefits of working for a competition-focused, all-jet carrier with a clearly defined mission. And it ensures that airline competition will grow and thrive here in Washington.


                          Participant Information

      In connection with the merger of US Airways with a wholly-owned subsidiary of UAL Corporation, US Airways will be filing a proxy statement with the United States Securities and Exchange Commission (the "SEC"). STOCKHOLDERS OF US AIRWAYS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Information concerning participants in the solicitation of proxies by US Airways from stockholders to approve the merger is contained in the
Schedule 14A filed by US Airways with the SEC on May 25, 2000.